Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201596
Prospectus Supplement No. 28
(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of
Shares of Series E Convertible Preferred Stock and
Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015, as supplemented by prospectus supplement No. 1 dated April 20, 2015, prospectus supplement No. 2 dated April 22, 2015, prospectus supplement No. 3 dated April 23, 2015, prospectus supplement No. 4 dated May 14, 2015, prospectus supplement No. 5 dated June 2, 2015, prospectus supplement No. 6 dated June 15, 2015, prospectus supplement No. 7 dated June 23, 2015, prospectus supplement No. 8 dated August 6, 2015, prospectus supplement No. 9 dated August 12, 2015, prospectus supplement No. 10 dated August 28, 2015, prospectus supplement No. 11 dated September 1, 2015, prospectus supplement No. 12 dated September 4, 2015, prospectus supplement No. 13 dated September 10, 2015, prospectus supplement No. 14 dated September 15, 2015, prospectus supplement No. 15 dated September 16, 2015, prospectus supplement No. 16 dated September 18, 2015, prospectus supplement No. 17 dated September 21, 2015, prospectus supplement No. 18 dated September 22, 2015, prospectus supplement No. 19 dated September 24, 2015, prospectus supplement No. 20 dated October 20, 2015, prospectus supplement No. 21 dated November 15, 2015, prospectus supplement No. 22 dated December 8, 2015, prospectus supplement No. 23 dated December 11, 2015, prospectus supplement No. 24 dated December 21, 2015,prospectus supplement No. 25 dated December 29, 2015, prospectus supplement No. 26 dated December 29, 2015 and prospectus supplement No. 27 dated December 29, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and shares of our common stock issuable upon the exercise of the Series C Warrants.

On August 25, 2015 each Unit separated into its component parts: one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares. The Series C Warrants have a cash exercise price of $2.55. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 29, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On December 28, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $1.39 per share.

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AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 29, 2015

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On December 29, 2015, Great Basin Scientific, Inc. (the “Company”) issued a press release announcing that the Company had secured $20.5 Million Funding Commitment in Senior Convertible Notes. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01    Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	Press Release Dated December 29, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: December 29, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Dated December 29, 2015

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EXHIBIT 99.1

Great Basin Secures $20.5 Million Funding Commitment in Senior Convertible Notes
$18.4MM New Capital for Product Pipeline Development and Customer Growth; $2.1MM to
Retire Certain Series C Warrants

Salt Lake City, December 29, 2015 - Great Basin Scientific, Inc. (NASDAQ: GBSN), a molecular diagnostics company, today announced the Company has entered into a securities purchase agreement with institutional investors to issue $22.1 million of senior convertible notes (the “Notes”) and related common stock purchase warrants for gross aggegrate proceeds of $18.4 million that will be used to fund the Company’s ongoing operations.  In addition, certain Series C Warrant holders who are participating in the Notes, are also exchanging 1,050,000 of their warrants at a deemed value of $2.00 for $2.1 million of senior convertible notes.

The cash component of the transaction will be structured as Original Issue Discount (“OID”) convertible notes, and under the terms of the senior convertible note agreement no additional interest will accrue during the duration of the Notes. The interest discount will be applied to each issuance of principal, yielding $4.6 million in gross proceeds per tranche. The initial tranche of $4.6 million, prior to deducting costs of the offering and fees payable to a placement agent in relation to the offering, is expected to close on or around December 30, 2015 subject to the Company obtaining all necessary regulatory approvals including the approval of NASDAQ. Under the terms of the Note, the Company will make no payments during the first four months. After this initial four month period, the Notes will amortize on a straight line basis over 12 months. The Notes’ principal may be repaid, at the Company’s election, in either cash or, subject to certain conditions, shares of the Company’s common stock at a discount to the then-current market price.

In addition to the Notes, the Company will issue common stock purchase warrants equal to 16.6% of the Company’s issued and outstanding common stock, to the purchasers of the Notes.  Each warrant will become exercisable six months after issuance, and will allow the warrant holder to acquire one additional share of common stock of the Company at a price equal to

120% of the market price per share on the date of closing. The warrants expire 60 months from the date they become exercisable.

For additional information concerning the details of the financing, please refer to the Form 8-K filed with the Securities and Exchange Commission today.

The Notes, warrants and shares of common stock issuable upon conversion or exercise thereof have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold absent such registration or pursuant to an available exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Great Basin Scientific
Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies.  The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases.

Forward-Looking Statements
This press release includes forward-looking statement regarding the closing of the initial tranche, issuance of the Notes and warrants, receipt of proceeds upon the closing of future tranches, stockholder approval of the issuance of additional shares, the intended use of proceeds and  other similar statements. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risk and uncertainties include, but are not limited to: (i) our limited operating history and history of losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our ability to obtain capital when needed; and (iv) other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. These forward-looking statements speak only as of the date hereof and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

Media Contact:
Kate Ottavio Kent
ICR
203.682.8276
Kate.Ottavio-Kent@icrinc.com

Investor Relations Contact:
David Clair
ICR
646.277.1266
david.clair@icrinc.com
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